Exhibit 10.2
The following is an excerpt of the Minutes of a Special Meeting of the Board of Directors of CWM Mortgage Holdings, Inc. (now known as IndyMac Bancorp, Inc.) held on July 18, 1995.
     Director Emeritus Program
     [ ... ] RESOLVED, That the position of Director Emeritus shall be created for all retiring Directors who have attained at least the age of 65, have served as Directors of the Company for at least five years, and are in good standing (as determined by the Board of Directors) upon and during retirement. The conditions applicable to any Director Emeritus shall be set forth in an agreement to be executed by the Company and such Director Emeritus, and shall include the following:
(i)	the Director shall agree that, for such time as he or she is serving as Director Emeritus, he or she will not compete in any manner with the Company and will refrain from becoming affiliated with or from supplying any information or materials to any competitor of the Company; and

(ii)	the Director shall agree that, for such time as he or she is serving as Director Emeritus, he or she shall be available to the Company on a consulting basis and shall attend meetings as requested by the Company at mutually convenient times and places to advise the Company on various matters.
     RESOLVED FURTHER, That the compensation for serving as Director Emeritus will be based on the Director’s years of service as a Director, and the amount of the Directors’ fees earned during the twelve month period preceding such Director’s retirement, according to the following schedule:

Years of Service	Compensation as Director Emeritus
5 years	45% of preceding twelve months’ Directors’ fees
10 years	70% of preceding twelve months’ Directors’ fees
15 or more years	95% of preceding twelve months’ Directors’ fees
     RESOLVED FURTHER, That the Director Emeritus program shall be effective as of July 1, 1995, and any years of service accumulated by a Director prior to such date shall count for purposes of determining the compensation payable according to the schedule set forth above;
     RESOLVED FURTHER, That no amount of compensation for a Director Emeritus will be eligible for deferral under any compensation deferral plan adopted by the Company or any affiliate;
     RESOLVED FURTHER, That so long as he or she is in compliance with the terms of any agreement with the Company, and remains in good standing with the

Company (as determined by the Board of Directors), a Director Emeritus will receive compensation for life, with a death benefit payable to such Director’s estate in the maximum amount of one year’s compensation in the event that such Director dies before receiving five years’ compensation, provided that the amount of the death benefit will be reduced by one-fifth for each year that compensation as a Director Emeritus was received.
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